Exhibit 5

K&L GATES LLP HEARST TOWER 47TH FLOOR 214 NORTH TRYON STREET CHARLOTTE, NC 28202 T 704.331.7400 F 704.331.7598 klgates.com

October 30, 2015

Exact Sciences Corporation

441 Charmany Drive

Madison, Wisconsin 53719

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of (i) 8,360,000 shares (the “LTIP Shares”) of Common Stock, par value $0.01 per share, of Exact Sciences Corporation, a Delaware corporation (the “Company”), issuable pursuant to the 2010 Omnibus Long-Term Incentive Plan (As Amended and Restated Effective April 28, 2015) (the “Amended and Restated LTIP”) and (ii) 315,000 shares (the “Inducement Award Plan Shares” and, together with the LTIP Shares, the “Shares”) of Common Stock, par value $0.01 per share, of the Company, issuable pursuant to the Exact Sciences Corporation 2015 Inducement Award Plan, as amended (the “Inducement Award Plan” and, together with the Amended and Restated LTIP, the “Plans”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of rendering that opinion, we have examined: (a) the Registration Statement, (b) the Company’s Sixth Amended and Restated Certificate of Incorporation, as amended through the date hereof, (c) the Company’s Second Amended and Restated By-Laws as in effect on the date hereof, (d) the Amended and Restated LTIP, (e) the Inducement Award Plan and (f) a certificate of an officer of the Company, dated as of the date hereof.  Other than our review of the documents listed in (a) through (f) above, we have not reviewed any other documents or made any independent investigation for the purpose of rendering this opinion and we make no representation as to the scope or sufficiency of our document review for your purposes.  With your consent, our opinion is qualified in all respects by the scope of such document examination.

For the purposes of this opinion letter, we have assumed that: (a) each document submitted to us is accurate and complete; (b) each such document that is an original is authentic; (c) each such document that is a copy conforms to an authentic original; (d) all signatures on each such document are genuine; and (e) the Company is and shall remain at all times a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party.  We have not verified any of those assumptions.

In rendering our opinion below, we also have assumed that: (a) the Company will have sufficient authorized and unissued shares of Common Stock at the time of each issuance of a Share under the Plans; (b) the Shares will be evidenced by appropriate certificates, duly executed and delivered or the Company’s Board of Directors will adopt a resolution, providing that all Shares shall be uncertificated in accordance with Section 158 of the Delaware General Corporation Law (the “DGCL”), prior to their issuance; (c) the issuance of each Share will be duly noted in the Company’s stock ledger upon its issuance; (d) each Plan constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms; (e) the Company will receive consideration for each Share at least equal to the par value of such share of Common Stock and in the amount required by the applicable Plan (or the award agreement issued thereunder); and (f) prior to the issuance of any Shares under the Plans, the Company’s Board of Directors will duly authorize each Award (as defined in the Plans) granted under the Amended and Restated LTIP and Inducement Award Plan in accordance with the DGCL and the applicable Plan.

Our opinion set forth below is limited to the DGCL.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company pursuant to, and on the terms set forth in, the Plans and, when, and if, issued pursuant to the terms of the Plans will be validly issued, fully paid, and nonassessable.

This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5 to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP